Exhibit 99.1

Contact Information at End of Release
JDA Software Announces Record First Quarter 2010 Results
Integration of i2 Technologies is on Track
Scottsdale, Ariz. — April 27, 2010 — JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, today announced financial results for the first quarter ended March 31, 2010. JDA reported record total revenues of $131.6 million, a 58 percent increase from $83.3 million of revenue reported in first quarter 2009. Software license and subscription revenues increased 87 percent in the first quarter 2010 to $28.7 million from $15.3 million in first quarter 2009, and adjusted EBITDA increased 88 percent to $31.4 million in first quarter 2010 from $16.7 million in first quarter 2009.
          JDA also reported adjusted non-GAAP earnings for first quarter 2010 of $0.38 per share, an increase of 46 percent from $0.26 per share in first quarter 2009. The GAAP loss applicable to common shareholders for first quarter 2010 was $4.3 million or ($0.11) per share, and includes acquisition-related costs, compared to GAAP net income of $2.6 million or $0.08 per share in first quarter 2009. Results for 2010 include the completion of the acquisition of i2 Technologies, Inc. (“i2”) as of January 28, 2010.
          “I am pleased to report that we delivered solid results in a quarter that featured our largest acquisition to date,” said JDA president and chief executive officer Hamish Brewer. “In the 90 days since completing the i2 acquisition we have fully integrated teams across all regions and functional areas of the company and completed a new JDA product roadmap that demonstrates the breadth, depth and future direction of our powerful suite of planning, optimization and execution solutions.”
First Quarter 2010 Financial Summary
•	Adjusted non-GAAP earnings per share for first quarter 2010 were $0.38 using 40.0 million fully diluted shares compared to $0.26 per share in first quarter 2009, using 35.1 million fully diluted shares. Adjusted non-GAAP earnings exclude amortization of acquired software technology and intangibles, restructuring charges, stock-based compensation, and costs related to the acquisition and transition of i2.
•	The GAAP net loss applicable to common shareholders for first quarter 2010 was $4.3 million or ($0.11) per share, compared to net income of $2.6 million or $0.08 per share in first quarter 2009.
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•	DSO increased to 74 days at the end of first quarter 2010 from 71 days at the end of first quarter 2009, primarily due to the receivables acquired from i2. JDA is applying its focused collection process to the new receivables as a part of the overall company integration process, with the goal of reducing the overall DSO.
•	Cash flow from operations was $12.2 million in first quarter 2010, compared to cash flow from operations of $33.1 million in first quarter 2009. The change in operating cash flow in the current period was primarily driven by lower cash provided by working capital as compared to first quarter 2009. This is primarily due to the increase in the receivables from higher revenue in the current year, the payment of approximately $6.7 million of acquisition related costs in first quarter of 2010, as well as the collection of a significant receivable in the first quarter of 2009.
•	Cash and cash equivalents, including restricted cash, were $167.5 million at March 31, 2010, compared to $363.8 million at December 31, 2009, which included net proceeds from the issuance of $275.0 million of Senior Notes that were used to complete the acquisition of i2 on January 28, 2010.
First Quarter 2010 Highlights
          “Our strong sales performance this quarter demonstrates a vote of customer confidence in our strategy to build a world-class supply chain company through both organic and acquisition growth,” commented Brewer. “We saw little to no deal erosion as a result of the i2 acquisition, and in fact believe that companies now, more than ever, understand the value of solutions from a company that specializes in supply chain. As a result, JDA continues to be the technology provider of choice for companies around the world.”
          The following presents a high-level summary of JDA’s regional sales performance:
•	JDA reported $18.9 million in software license and subscription revenues in its Americas region during first quarter 2010, compared to $19.1 million in fourth quarter 2009 and $11.1 million in first quarter 2009. Customers that signed new software licenses included: Anna’s Linens Company, Cabela’s Incorporated, Compania Embotelladora Del Fuerte, The Forzani Group, Ltd., SABMiller Latin America and OM HealthCare Logistics sm , A Third-Party Logistics Service of Owens & Minor, Inc.

•	Software license and subscription revenues in the Europe, Middle East and Africa (EMEA) region were $5.4 million in first quarter 2010, compared to $6.4 million in

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fourth quarter 2009 and $3.2 million in first quarter 2009. New software deals in the EMEA region included: Casio France, Crai Secom SpA, La Gardenia Beauty SpA and SSAB.

•	JDA’s Asia Pacific region posted software license and subscription revenues of $4.4 million in first quarter 2010, compared to $3.1 in fourth quarter 2009 and $1.1 million in first quarter 2009. Wins in this region included: LG Electronics Inc., Rustan Commercial Corporation and Suning Appliance Co., Ltd.
Conference Call Information
          JDA Software Group, Inc. will host a conference call at 4:45 p.m. Eastern time today to discuss earnings results for its first quarter ended March 31, 2010. To participate in the call, dial 1-877-941-8416 (United States) or 1-480-629-9808 (International) and ask the operator for the “JDA Software Group, Inc. First Quarter 2010 Earnings Conference Call.” A live audio webcast of the conference call can be accessed by logging onto www.jda.com in the Investor Relations section.
          A replay of the conference call will begin on April 27, 2010 at 8:00 p.m. Eastern time and will end on May 27, 2010. To hear a replay of the call over the Internet, access JDA’s web-site at www.jda.com.
About JDA Software Group, Inc.
          JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA’s multiple service options provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.
JDA Investor Relations Contacts:
Pete Hathaway, Executive Vice President/Chief Financial Officer
480-308-3000
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392
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JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$155,817	$75,974
Restricted cash.	11,698	287,875
Accounts receivable, net	107,881	68,883
Income tax receivable	1,050	—
Deferred tax asset	57,828	19,142
Prepaid expenses and other current assets	29,705	15,667

Total current assets	363,979	467,541

Non-Current Assets:
Property and equipment, net	43,296	40,842
Goodwill	201,316	135,275
Other Intangibles, net:
Customer-based intangibles	167,395	99,264
Technology-based intangibles	44,264	20,240
Marketing-based intangibles	13,960	157
Deferred tax asset	268,821	44,350
Other non-current assets	17,154	13,997

Total non-current assets	756,206	354,125

Total Assets	$1,120,185	$821,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,063	$7,192
Accrued expenses and other liabilities	74,068	45,523
Income taxes payable	—	3,489
Deferred revenue	127,905	65,665

Total current liabilities	213,036	121,869

Non-Current Liabilities:
Long-term debt	272,333	272,250
Accrued exit and disposal obligations	6,458	7,341
Liability for uncertain tax positions	14,215	8,770
Deferred revenue	28,942	—

Total non-current liabilities	321,948	288,361

Total Liabilities	534,984	410,230

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized, 50,000,000 shares; issued 43,528,992 and 36,323,245 shares, respectively	435	363
Additional paid-in capital	553,705	361,362
Deferred compensation	(15,906)	(5,297)
Retained earnings	69,746	74,014
Accumulated other comprehensive income	2,706	3,267
Less treasury stock, at cost, 1,901,490 and 1,785,715 shares, respectively	(25,485)	(22,273)

Total stockholders’ equity	585,201	411,436

Total liabilities and stockholders’ equity	$1,120,185	$821,666

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JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data, unaudited)

	Three Months Ended
	March 31,
	2010	2009
REVENUES:
Software licenses	$24,437	$14,357
Subscriptions and other recurring revenues	4,287	968
Maintenance services	57,060	42,997

Product revenues	85,784	58,322

Consulting services	43,002	23,034
Reimbursed expenses	2,845	1,977

Service revenues	45,847	25,011

Total revenues	131,631	83,333

COST OF REVENUES:
Cost of software licenses	1,008	602
Amortization of acquired software technology	1,576	1,008
Cost of maintenance services	12,033	10,549

Cost of product revenues	14,617	12,159

Cost of consulting services	35,269	19,382
Reimbursed expenses	2,845	1,977

Cost of service revenues	38,114	21,359

Total cost of revenues	52,731	33,518

GROSS PROFIT	78,900	49,815

OPERATING EXPENSES:
Product development	17,277	12,573
Sales and marketing	21,112	14,252
General and administrative	17,697	11,026
Amortization of intangibles	8,566	6,076
Restructuring charges	7,758	1,430
Acquisition-related costs	6,743	—

Total operating expenses	79,153	45,357

OPERATING INCOME (LOSS)	(253)	4,458

Interest expense and amortization of loan fees	(6,086)	(239)
Interest income and other, net	1,123	(243)

INCOME (LOSS) BEFORE INCOME TAXES	(5,216)	3,976
Income tax (provision) benefit	948	1,332

NET INCOME (LOSS)	$(4,268)	$2,644

BASIC EARNINGS (LOSS) PER SHARE	$(.11)	$.08

DILUTED EARNINGS (LOSS) PER SHARE	$(.11)	$.08

SHARES USED TO COMPUTE:
Basic earnings (loss) per share	39,343	34,961

Diluted earnings (loss) per share	39,343	35,075

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JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(in thousands, except share data, unaudited)

	Three Months Ended
	March 31,
	2010	2009
Reconciliation of GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA

Net Income (Loss) (GAAP BASIS)	$(4,268)	$2,644
Income tax provision (benefit)	(948)	1,332
Interest expense and amortization of loan fees	6,086	239
Amortization of acquired software technology	1,576	1,008
Amortization of intangibles	8,566	6,076
Depreciation	3,006	2,327

EBITDA (earnings before interest, tax, depreciation and amortization)	14,018	13,626
Restructuring charges	7,758	1,430
Stock-based compensation	3,277	1,410
Acquisition-related costs	6,743	—
Non-recurring transition costs to integrate acquisition	717	—
Interest income and other non-operating (income) expense, net	(1,123)	243

Adjusted EBITDA	$31,390	$16,709

EBITDA, as a percentage of revenue	11%	16%

Adjusted EBITDA, as a percentage of revenue	24%	20%

NON-GAAP EARNINGS PER SHARE

Income (loss) before income taxes (GAAP BASIS)	$(5,216)	$3,976

Amortization of acquired software technology	1,576	1,008
Amortization of intangibles	8,566	6,076
Restructuring charges	7,758	1,430
Stock-based compensation	3,277	1,410
Acquisition-related costs	6,743	—
Non-recurring transition costs to integrate acquisition	717	—

Adjusted income before income taxes	23,421	13,900
Adjusted income tax expense	8,197	4,865

Adjusted net income	$15,224	$9,035

Adjusted non-GAAP diluted earnings per share	$0.38	$0.26

Shares used to compute non-GAAP diluted earnings per share	40,025	35,075

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	Three Months Ended
	March 31,
	2010	2009
CASH FLOW INFORMATION

Net cash provided by (used in) operating activities	$12,195	$33,055

Net cash provided by (used in) investing activities:
Change in restricted cash	$276,177	$—
Purchase of i2 Technologies, Inc.	(213,427)	—
Payment of direct costs related to acquisitions	(850)	(817)
Purchase of other property and equipment	(533)	(1,003)
Proceeds from disposal of property and equipment	17	16

	$61,384	$(1,804)

Net cash provided by (used in) financing activities:
Issuance of common stock under equity plans	$10,904	$2,506
Purchase of treasury stock and other, net	(3,392)	(3,219)

	$7,512	$(713)

Acquisition of i2 Technologies, Inc. — Preliminary Allocation

Identifiable assets acquired:
Fair value of current assets acquired	$300,097
Fair value of fixed assets acquired	3,116
Customer-based intangibles	76,200
Technology-based intangibles	25,600
Marketing-based intangibles	14,300
Long-term deferred tax assets acquired	218,322
Fair value of other non-current assets acquired	3,925

Total identifiable assets acquired	641,560
Goodwill	66,041

Total assets acquired	707,601

Liabilities assumed:
Fair value of deferred revenue assumed	(62,614)
Fair value of other current liabilities assumed	(41,128)
Fair value of non-current liabilities assumed	(4,105)

Total liabilities assumed	(107,847)

Net assets acquired from i2 Technologies, Inc.	$599,754

Total consideration transferred to acquire i2 Technologies, Inc.:

Fair value of JDA common stock issued as merger consideration	167,979
Cash acquired	218,348
Cash expended to acquire i2 Technologies, Inc.	213,427

Total consideration transferred to acquire i2 Technologies, Inc.	$599,754

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JDA Software Group, Inc.
Supplemental Data
(dollars in thousands)

	Software & Subscription Revenues by Geographic Region
	Three Months Ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Americas	$18,917	$19,084	$12,624	$14,356	$11,105
EMEA	5,403	6,417	4,084	5,012	3,170
Asia/Pacific	4,404	3,125	542	8,216	1,050

Total	$28,724	$28,626	$17,250	$27,584	$15,325

	Business Segment Data
	Three Months Ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Supply Chain
Total Revenues	$125,233	$99,410	$88,608	$88,161	$78,223
Operating Income	39,904	33,882	29,054	29,127	22,111
Operating Income Margin	32%	34%	33%	33%	28%
Services Industry
Total Revenues	$6,398	$7,713	$7,251	$11,324	$5,110
Operating Income	607	986	1027	5744	879
Operating Income Margin	9%	13%	14%	51%	17%

	New vs Install-Base Sales
	Three Months Ended
	3/31/2010		12/31/2009		9/30/2009		6/30/2009		3/31/2009
New Sales	$8,415	29%	$4,515	16%	$3,317	19%	$10,066	36%	$5,768	38%
Install-Base Sales	20,309	71%	24,111	84%	13,933	81%	17,518	64%	9,557	62%

Total	$28,724		$28,626		$17,250		$27,584		$15,325

	ASP, Multi-Product Deals & Large Deal Counts
	Last Twelve Months Ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Average Sales Price (ASP)	$618	$630	$733	$819	$697
Multiple-Product Deals	24	23	19	18	19
Large Deal Count (>= $1 million )	24	19	16	19	17
Quota Carrying Sales Representatives	96	75	75	72	68

	Summary of Revenue Contribution in First Quarter 2010
	JDA		i2		Combined
Software and Subscription Revenues	$15,878	55%	$12,846	45%	$28,724
Maintenance Revenues	46,491	81%	10,569	19%	57,060

Product Revenues	62,369	73%	23,415	27%	85,784
Service Revenues	32,001	70%	13,846	30%	45,847

Total Revenues	$94,370	72%	$37,261	28%	$131,631

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“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
          We do not believe this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Nevertheless, if remarks in this press release are considered to be ``forward-looking’’ or to have forward-looking implications, such as Mr. Brewer’s comments regarding our accomplishments to date in integrating i2 and that JDA continues to be the technology provider of choice for companies around the world, we would remind our investors and prospective investors that future events may involve risks and uncertainties. Risks and uncertainties that may affect our business are detailed from time to time in the ``Risk Factors’’ section and other sections of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release, except as required by law.
Use of Non-GAAP Financial Information
          This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP. Management’s presentation of non-GAAP financial measures is intended to be supplemental in nature and should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.
Use and Economic Substance of Non-GAAP Financial Measures Used by JDA
     The Company uses non-GAAP measures of performance, including adjusted net income, EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share, in its public statements. Management uses, and chooses to disclose, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help the Company to identify underlying trends in its results of operations; (ii) the Company uses non-GAAP earnings measures, including EBITDA, as a measure of profitability because such measures help the Company compare its performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting. The Company also internally uses adjusted EBITDA measures for determining (a) compliance with certain financial covenants in its credit agreement and (b) executive and employee compensation. Set forth below are additional reasons why specific items are excluded from the Company’s non-GAAP financial measures:
•	Amortization charges for acquired software technology are excluded because they result from prior acquisitions, rather than ongoing operations, and absent additional acquisitions, are expected to decline over time.

•	Amortization charges for other intangibles are excluded because they are non-cash expenses, and while tangible and intangible assets support our business, we do not believe the related amortization costs are directly attributable to the operating performance of our business.

•	Restructuring charges are significant non-routine expenses that cannot be predicted and typically relate to a change in our business model or to a change in our estimate of the costs to complete a plan to exit an activity of an acquired company. The exclusion of these charges promotes period-to-period comparisons and transparency. Such charges are primarily related to severance costs and/or the disposition of excess facilities driven by the changes to our business model.

•	Stock-based compensation is not an expense that typically requires or will require cash settlement by the Company.

•	Acquisition-related costs associated with the acquisition of i2 and the non-recurring transition costs to integrate the acquisition are significant non-routine expenses. Exclusion of these costs promotes period-to-period comparisons and transparency as we do not believe these costs are directly attributable to the operating performance of our business.
Material Limitations (and Compensation thereof) Associated with the Use of Non-GAAP Financial Measures
          Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP results. In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar

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items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
Some of the limitations in relying on non-GAAP financial measures are:
•	Amortization of acquired technology and intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.
•	The Company may engage in acquisition transactions in the future. In addition, we incur other restructuring charges from time to time when necessary to adjust our business model. Restructuring related charges may therefore continue to be incurred and should not be viewed as non-recurring.
•	Stock-based compensation is an important component of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
•	Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.
     We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP financial measures only supplementally. We also provide reconciliations of each non-GAAP financial measure to our most directly comparable GAAP measure, and we encourage investors to review carefully those reconciliations.
Usefulness of Non-GAAP Financial Measures to Investors
          The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons. First, such non-GAAP financial measures provide investors and management an additional analytical tool for understanding the Company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business. Second, since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare the Company’s performance across financial reporting periods.